Exhibit 99.1

Contact:	Robert Bannon
Director, Investor Relations
(336) 335-7665

LORILLARD, INC. REPORTS SECOND QUARTER RESULTS

GREENSBORO, NC, July 25, 2013 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter ended June 30, 2013.

Second Quarter Highlights

•	Reported (GAAP) diluted earnings per share increased 15.3% versus last year to $0.83.

•	Adjusted (Non-GAAP) diluted earnings per share increased 11.0% versus last year to $0.81.

•	Net sales increased 4.2% over last year to $1.804 billion.

•	Adjusted (Non-GAAP) operating income increased 8.2% over last year to $529 million.

•	Total Lorillard retail market share of cigarettes increased 0.6 share points in the second quarter versus last year to 14.9% driven by Newport Menthol.

•	Lorillard received authorization from the FDA to market Newport Non-Menthol Gold.

•	blu eCigs achieved net sales of $57 million and over a 40% retail market share.

•	Lorillard issued $500 million in new notes and increased its share repurchase authorization to $1 billion.

•	Lorillard repurchased 3.9 million shares during the quarter at a cost of $169 million.

Financial Results Summary*

(Amounts in Millions, Except Per Share Data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Chg	2013	2012	% Chg
Net sales	$1,804	$1,731	4.2%	$3,381	$3,257	3.8%
Operating income
Reported (GAAP)	$540	$484	11.6%	$1,101	$875	25.8%
Adjusted (Non-GAAP)	529	489	8.2%	967	887	9.0%
Net income
Reported (GAAP)	$313	$284	10.2%	$640	$507	26.2%
Adjusted (Non-GAAP)	307	287	7.0%	558	515	8.3%
Diluted earnings per share
Reported (GAAP)	$0.83	$0.72	15.3%	$1.69	$1.29	31.0%
Adjusted (Non-GAAP)	0.81	0.73	11.0%	1.47	1.31	12.2%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results table included with this release.

“I am pleased that, in a challenging external environment, Lorillard delivered another high quality earnings quarter marked by stable cigarette volumes, strong market share gains, tight cost control and continued success of the Company’s strategic initiatives, like blu eCigs. As a result, Lorillard has grown adjusted EPS 12% during the first half of the year,” said Murray S. Kessler, Lorillard Chairman, President and CEO. “With continued industry leading fundamentals, our plans to launch Newport Non-Menthol Gold, the continued success of blu eCigs and our recently increased share repurchase authorization, we are confident in our ability to continue our strong operational and financial performance throughout 2013 and into 2014.”

Net sales increased by $73 million, or 4.2%, to $1.804 billion in the second quarter of 2013 due to increases in net sales of electronic cigarettes of $49 million and net sales of cigarettes of $24 million. Net sales increased by $124 million, or 3.8%, to $3.381 billion in the first half of 2013 due to increases in net sales of electronic cigarettes of $106 million and net sales of cigarettes of $18 million.

Reported diluted earnings per share increased $0.11, or 15.3%, to $0.83 in the second quarter of 2013, and increased $0.40, or 31.0%, to $1.69 in the first half of 2013. Adjusted diluted earnings per share increased $0.08, or 11.0%, to $0.81 in the second quarter of 2013, and increased $0.16, or 12.2%, to $1.47 in the first half of 2013, due primarily to strong operating performance of the Cigarettes segment, continued growth in the Electronic Cigarettes segment and the impact of share repurchases.

The following is a discussion of second quarter and first half of 2013 performance of Lorillard’s two operating segments, Cigarettes and Electronic Cigarettes.

Cigarettes Segment Results*

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Chg	2013	2012	% Chg
Net sales	$1,747	$1,723	1.4%	$3,267	$3,249	0.6%
Gross profit
Reported (GAAP)	$660	$611	8.0%	$1,353	$1,134	19.3%
Adjusted (Non-GAAP)	649	611	6.2%	1,199	1,141	5.1%
Selling, general and administrative
Reported (GAAP)	$122	$127	-3.9%	$261	$259	0.8%
Adjusted (Non-GAAP)	122	122	0.0%	241	254	-5.1%
Operating income
Reported (GAAP)	$538	$484	11.2%	$1,092	$875	24.8%
Adjusted (Non-GAAP)	527	489	7.8%	958	887	8.0%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment table included with this release.

Second Quarter 2013

Cigarette net sales increased $24 million, or 1.4%, to $1.747 billion in the second quarter of 2013, compared to $1.723 billion in the second quarter of 2012. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices, partially offset by lower cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 1.7% for the second quarter of 2013 compared to the corresponding period of 2012. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 1.9% for the second quarter of 2013 compared to the corresponding period of 2012. The Company estimates total cigarette industry domestic wholesale shipments declined 6.1% during the quarter compared to the second quarter of 2012. Adjusting for the impact of changes in wholesale inventory patterns in the second quarter of 2013, Lorillard domestic wholesale shipments were approximately flat versus year ago, significantly outperforming adjusted total cigarette industry domestic wholesale shipments which decreased an estimated 4% during the quarter compared to second quarter of 2012.

Total wholesale unit volume for Newport, the Company’s flagship brand, decreased 1.0% for the second quarter of 2013 compared to the corresponding period of 2012. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, decreased 1.3% for the quarter versus year ago. Adjusting for inventory, Newport domestic volume increased approximately 0.5% versus year ago. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 4.4% for the second quarter of 2013 compared to the second quarter of 2012.

Based on Lorillard’s proprietary retail shipment data (“EXCEL”), which measures shipments from wholesale to retail and is unaffected by wholesale inventory changes, Lorillard’s second quarter 2013 domestic retail market share once again posted solid gains, increasing 0.6 share points versus year ago to 14.9%. Newport’s domestic retail market share reached 12.6%, an increase of 0.6 share points compared to the second quarter of 2012. Lorillard’s domestic retail share of the menthol market reached 40.2%, an increase of 0.9 share points compared to the second quarter of 2012. Gains in market share were largely attributable to unit volume outperformance of Newport Menthol in response to increased promotions in our core markets, geographic promotional expansion of Newport Menthol, and the introduction of Newport Smooth Select, and were achieved despite the heightened level of competitive menthol activity that continued during the second quarter of 2013.

Reported gross profit was $660 million, or 37.8% of net sales, in the second quarter of 2013 and $611 million, or 35.5% of net sales, in the second quarter of 2012. Adjusted gross profit was $649 million in the second quarter of 2013, or 37.1% of net sales, compared to $611 million, or 35.5% of net sales, in the second quarter of 2012. As detailed in the reconciliation table, adjusted gross profit excludes the $11 million favorable impact on Lorillard’s tobacco settlement expense in the second quarter of 2013 related to the addition of 2 more states to the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013. The increase in adjusted gross profit and adjusted gross profit margin reflects higher average net cigarette selling prices and lower costs related to the State Settlement Agreements.

Reported selling, general and administrative costs decreased $5 million to $122 million in the second quarter of 2013 compared to the second quarter of 2012, primarily due to the absence of blu eCigs acquisition expenses incurred in the second quarter of 2012. Second quarter adjusted selling, general and administrative costs remained flat at $122 million compared to the prior year.

Reported operating income for the Cigarettes segment increased $54 million to $538 million in the second quarter of 2013 from $484 million in the second quarter of 2012. Adjusted operating income for the Cigarettes segment increased $38 million, or 7.8%, to $527 million in the second quarter of 2013 from $489 million in the second quarter of 2012.

First Half 2013

Cigarette net sales increased $18 million, or 0.6%, to $3.267 billion in the first half of 2013, compared to $3.249 billion in the first half of 2012. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices, partially offset by lower cigarette unit sales volume.

Total Lorillard first half 2013 wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 2.0% compared to a year ago. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 2.2% for the first half compared to the corresponding period of 2012. Changes in wholesale inventory patterns are estimated to have had an insignificant impact on the Company’s domestic wholesale shipment comparisons during the first half of 2013. Total cigarette industry domestic wholesale shipments decreased an estimated 6.1% for the first half of 2013 compared to the first half of 2012.

Total wholesale unit volume for Newport, the Company’s flagship brand, decreased 1.2% versus year ago. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, decreased 1.5% for the first half of 2013 compared to the corresponding period of 2012. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 5.4% during the same period.

Based on EXCEL, Lorillard’s domestic retail market share once again posted strong gains in the first half of 2013, increasing 0.5 share points to 14.9%. Newport’s domestic retail market share reached 12.6% for the first half, an increase of 0.5 share points versus year ago. Lorillard’s domestic retail share of the menthol market reached 40.5% for the first half, an increase of 0.8 share points compared to year ago. Gains in market share were largely attributable to unit volume outperformance of Newport Menthol in response to increased promotions in our core markets, geographic promotional expansion of Newport Menthol, and the introduction of Newport Smooth Select, and were achieved despite the heightened level of competitive menthol activity that continued during the first half of 2013.

Reported gross profit was $1.353 billion, or 41.4% of net sales, in the first half of 2013 and $1.134 billion, or 34.9% of net sales, in the first half of 2012. Adjusted gross profit was $1.199 billion in the first half of 2013, or 36.7% of net sales, compared to $1.141 billion, or 35.1% of net sales, in the first half of 2012. As detailed in the reconciliation table, adjusted gross profit excludes the $154 million favorable impact on Lorillard’s tobacco settlement expense in the first half of 2013 of the reduction in Lorillard’s Master Settlement Agreement (“MSA”) payments as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013. Adjusted gross profit for the first half of 2012 excludes the unfavorable impact on tobacco settlement expense of $7 million resulting from a competitor’s adjustments in that quarter to certain historical components of the calculation of the industry Volume Adjustment Offset under the State Settlement Agreements. Such adjustments related to the competitor’s operating income for 2001 – 2005. The increase in adjusted gross profit and adjusted gross profit margin reflects higher average net cigarette selling prices and lower costs related to the State Settlement Agreements.

Reported selling, general and administrative costs increased $2 million to $261 million in the first half of 2013 compared to the first half of 2012, primarily due to estimated costs to comply with or otherwise resolve the U.S. Government Case judgment, offset partially by lower legal defense costs related to Engle Progeny litigation and the absence of blu acquisition expenses incurred in the second quarter of 2012. Excluding $20 million in estimated costs to comply with or otherwise resolve the U.S. Government Case judgment, adjusted selling, general and administrative costs decreased $13 million to $241 million in the first half of 2013 compared to the first half of 2012, primarily due to lower legal defense costs related to the Engle Progeny litigation.

Reported operating income for the Cigarettes segment increased $217 million to $1.092 billion in the first half of 2013 from $875 million in the first half of 2012. Adjusted operating income for the Cigarettes segment increased $71 million, or 8.0%, to $958 million in the first half of 2013 from $887 million in the first half of 2012.

Electronic Cigarettes Segment Results*

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012**	% Chg	2013	2012**	% Chg
Net sales	$57	$8	n/m	$114	$8	n/m
Gross profit
Reported (GAAP)	$18	$1	n/m	$38	$1	n/m
Adjusted (Non-GAAP)	18	1	n/m	38	1	n/m
Selling, general and administrative
Reported (GAAP)	$16	$1	n/m	$29	$1	n/m
Adjusted (Non-GAAP)	16	1	n/m	29	1	n/m
Operating income
Reported (GAAP)	$2	$—	n/m	$9	$—	n/m
Adjusted (Non-GAAP)	2	—	n/m	9	—	n/m

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment table included with this release.
**	Results for the three and six months ended June 30, 2012 provided above are not comparable to the results for the three and six months ended June 30, 2013 as Lorillard purchased blu eCigs on April 24, 2012.

Second Quarter and First Half 2013

Net sales for the Electronic Cigarettes segment were $57 million and $114 million for the three and six months ended June 30, 2013, respectively, compared to $8 million for both the three and six months ended June 30, 2012. Strong sales of blu eCigs resulted from significant brand building activities highlighted by a national television advertising campaign, expansion of retail distribution into an additional 30,000 retail outlets and strong repeat purchases.

According to EXCEL which now includes electronic cigarettes, blu eCigs domestic retail market share of the electronic cigarettes market for the second quarter and first half of 2013 was once again over 40%.

Gross profit was $18 million, or 31.6% of net sales, and $38 million, or 33.3% of sales, for the three and six months ended June 30, 2013, respectively, compared to $1 million, or 12.5% of sales, for the three and six months ended June 30, 2012. Gross profit for the second quarter of 2013 was negatively impacted by the change in product offering arising from the introduction of our new, lower priced on-the-go rechargeable pack that began shipping to wholesale late in the quarter.

Selling, general and administrative costs were $16 million and $29 million for the three and six months ended June 30, 2013, respectively, compared to $1 million for the three months ended June 30, 2012. Selling, general and administrative costs include marketing and administrative costs associated with the blu eCigs’ national retail roll-out.

Operating income for the Electronic Cigarettes segment totaled $2 million and $9 million for the three and six months ended June 30, 2013, respectively.

“With more than a 40% share of the retail market in the second quarter, blu eCigs continues to be the clear category leader in electronic cigarettes,” stated Jim Raporte, President of blu eCigs. “The recent introduction of blu’s new on-the-go rechargeable pack is off to a great start and is a testament to blu eCigs’ responsiveness to adult tobacco consumers’ needs. Our continued investments in blu eCigs’ national advertising campaign, marketing programs to support further retail expansion, and R&D initiatives to support product development enhancements will continue to keep blu eCigs at the forefront of innovation and consumer acceptance in the e-cig category well into the future.”

Additional News

On May 14, 2013, Lorillard, Inc. announced that its Board of Directors approved a quarterly dividend on its common stock of $0.55 per share. The dividend was payable on June 10, 2013 to shareholders of record as of May 31, 2013.

On May 15, 2013, Lorillard, Inc. announced an underwritten public offering of an aggregate principal amount of $500 million 3.75% senior notes due 2023 through its main operating subsidiary, Lorillard Tobacco Company, and guaranteed by Lorillard, Inc. The offering closed on May 20, 2013.

On May 21, 2013, the Company announced that the Board of Directors amended the Company’s existing $500 million share repurchase program, authorizing the Company to repurchase an additional $500 million of its outstanding common stock. During the second quarter of 2013, the Company repurchased approximately 3.9 million shares at a cost of $169 million under the amended $1 billion share repurchase program announced in March 2013 and amended in May 2013. As of June 30, 2013, the maximum dollar value of shares that could yet be purchased under the $1 billion share repurchase program was $791 million.

Conference Call

A conference call to discuss second quarter 2013 results of Lorillard, Inc. has been scheduled for 9:00 a.m. Eastern Time on July 25, 2013. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international). The passcode for this event is: 17148286.

An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter passcode: 17148286. The conference call will be available for replay in its entirety through August 1, 2013.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 41 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, through its LOEC, Inc. subsidiary, is also the leading electronic cigarette company in the U.S, marketed under the blu eCigs brand. Newport, Kent, True, Maverick, Old Gold and blu eCigs are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its corporate headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
(Amounts in millions, except per share data)	(Unaudited)
Net sales (a)	$1,804	$1,731	$3,381	$3,257
Cost of sales (a) (b)	1,126	1,119	1,990	2,122

Gross profit	678	612	1,391	1,135
Selling, general and administrative	138	128	290	260

Operating income	540	484	1,101	875
Investment income	—	—	1	2
Interest expense	(41)	(37)	(82)	(76)

Income before income taxes	499	447	1,020	801
Income taxes	186	163	380	294

Net income	$313	$284	$640	$507

Earnings per share:
Basic	$0.83	$0.72	$1.69	$1.29
Diluted	$0.83	$0.72	$1.69	$1.29
Weighted average number of shares outstanding:
Basic	375.86	390.53	377.22	391.02
Diluted	376.61	391.44	378.00	391.98
Segment data:
Net sales
Cigarettes (a)	$1,747	$1,723	$3,267	$3,249
Electronic cigarettes	57	8	114	8

	$1,804	$1,731	$3,381	$3,257

Operating income:
Cigarettes	$538	$484	$1,092	$875
Electronic cigarettes	2	—	9	—

	$540	$484	$1,101	$875

Supplemental information:
(a) Includes excise taxes.	$516	$526	$971	$993
(b) Cost of sales includes:
— Charges to accrue obligations under the State Settlement Agreements	343	364	519	702
— Charges to accrue obligations under the Federal Assessment for Tobacco Growers	36	35	62	63
— Charges to accrue Food and Drug Administration user fees	19	17	36	33

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	June 30, 2013	December 31, 2012
	(Unaudited)
(In millions)
Assets:
Cash and cash equivalents	$1,638	$1,720
Accounts receivable, less allowances of $4 and $3	30	18
Other receivables	15	52
Inventories	434	410
Deferred income taxes	557	557
Other current assets	63	20

Total current assets	2,737	2,777
Plant and equipment, net	309	298
Goodwill	64	64
Intangible assets	57	57
Deferred income taxes	51	48
Other assets	117	152

Total assets	$3,335	$3,396

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$49	$39
Accrued liabilities	351	356
Settlement costs	749	1,183
Income taxes	1	23

Total current liabilities	1,150	1,601
Long-term debt	3,571	3,111
Postretirement pension, medical and life insurance benefits	410	409
Other liabilities	59	52

Total liabilities	5,190	5,173

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value – $0.01 per share Issued – 381 million and 525 million shares (outstanding 375 million and 382 million shares)	4	5
Additional paid-in capital	234	298
Accumulated (deficit)/Retained earnings	(1,572)	2,351
Accumulated other comprehensive loss	(242)	(241)
Treasury stock at cost, 6 million and 143 million shares	(279)	(4,190)

Total shareholders’ deficit	(1,855)	(1,777)

Total liabilities and shareholders’ deficit	$3,335	$3,396

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(All units in thousands)	2013	2012	% Chg	2013	2012	% Chg
Full Price Brands
Newport	8,693,472	8,806,557	-1.3	16,357,236	16,598,767	-1.5
Kent	40,488	46,674	-13.3	77,466	88,944	-12.9
True	43,554	49,506	-12.0	82,266	93,960	-12.4

Total Full Price Brands	8,777,514	8,902,737	-1.4	16,516,968	16,781,671	-1.6

Price/Value Brands
Old Gold	116,838	128,214	-8.9	218,370	249,276	-12.4
Maverick	1,367,375	1,430,268	-4.4	2,570,704	2,717,124	-5.4

Total Price/Value Brands	1,484,213	1,558,482	-4.8	2,789,074	2,966,400	-6.0

Total Domestic Cigarettes	10,261,727	10,461,219	-1.9	19,306,042	19,748,071	-2.2
Total Puerto Rico and U.S. Possessions	186,276	167,358	11.3	364,632	321,588	13.4

Grand Total Cigarettes	10,448,003	10,628,577	-1.7	19,670,674	20,069,659	-2.0

Notes:

1.	This information is not adjusted for returns or the impact of wholesale trade inventory fluctuations.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The six months ended June 30, 2013 contained one fewer shipping day than the comparable period ended June 30, 2012.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Market Share Data (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Pt Chg	2013	2012	Pt Chg
Lorillard	14.9	14.3	0.6	14.9	14.4	0.5
Newport	12.6	12.0	0.6	12.6	12.1	0.5
Total Industry Menthol	31.5	30.9	0.6	31.4	31.0	0.4
Lorillard Share of Menthol Segment	40.2	39.3	0.9	40.5	39.7	0.8
Newport Share of Menthol Segment	37.0	36.2	0.8	37.3	36.5	0.8

(1)	Based on Lorillard’s Proprietary Retail Database (“EXCEL”)

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted earnings per share with the most directly comparable GAAP financial measures, reported gross profit, reported operating income, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three and six months ended June 30, 2013 and 2012. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) the favorable impact of the reduction in Lorillard’s MSA payments as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales (including the addition of two more states in the second quarter of 2013); (2) estimated costs to comply with or otherwise resolve the U.S. Government Case judgment included in selling, general and administrative expenses; (3) expenses incurred in conjunction with the acquisition of blu eCigs included in selling, general and administrative expenses; and (4) the unfavorable impact of adjustments to certain operating income data as reported in the years 2001 through 2005 by RJ Reynolds Tobacco Company (“RJRT”) in the first quarter of 2012 on Lorillard’s tobacco settlement expense included in cost of sales.

	Three months ended June 30, 2013				Six months ended June 30, 2013
	Gross Profit	Operating Income	Net Income	Diluted EPS	Gross Profit	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$678	$540	$313	$0.83	$1,391	$1,101	$640	$1.69
GAAP results include the following:
(1) Favorable impact of the reduction in Lorillard’s MSA payments as a result of the settlement to resolve certain MSA payment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales	(11)	(11)	(6)	(0.02)	(154)	(154)	(94)	(0.25)
(2) Estimated costs to comply with or otherwise resolve the U.S. Government Case judgment included in selling, general and administrative expenses	—	—	—	—	—	20	12	0.03

Adjusted (Non-GAAP) results	$667	$529	$307	$0.81	$1,237	$967	$558	$1.47

	Three months ended June 30, 2012				Six months ended June 30, 2012
	Gross Profit	Operating Income	Net Income	Diluted EPS	Gross Profit	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$612	$484	$284	$0.72	$1,135	$875	$507	$1.29
GAAP results include the following:
(3) Expenses incurred in conjunction with the acquisition of blu eCigs included in selling, general and administrative expenses	—	5	3	0.01	—	5	3	0.01
(4) Impact of RJRT adjustments to its 2001—2005 operating income and restructuring charges on Lorillard’s tobacco settlement expense included in cost of sales	—	—	—	—	7	7	5	0.01

Adjusted (Non-GAAP) results	$612	$489	$287	$0.73	$1,142	$887	$515	$1.31

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Amounts in millions)

Lorillard manages its operations on the basis of two operating and reportable segments, Cigarettes and Electronic Cigarettes.

The Cigarettes segment consists principally of the operations of Lorillard Tobacco Company and related entities. Lorillard Tobacco is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the United States. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette overall in the United States based on gross units sold during the quarters and six months ended June 30, 2013 and 2012. In addition to the Newport brand, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five cigarette brands include 41 different product offerings which vary in price, taste, flavor, length and packaging.

The Electronic Cigarettes segment consists principally of the operations of LOEC, Inc. and related entities. LOEC is a leading electronic cigarette company in the United States, marketed under the blu eCigs brand. Lorillard acquired the blu eCigs brand and other assets used in the manufacture, distribution, development, research, marketing, advertising, sale and service of electronic cigarettes on April 24, 2012.

	Three months ended June 30, 2013			Six months ended June 30, 2013
	Cigarettes	Electronic Cigarettes	Total	Cigarettes	Electronic Cigarettes	Total
Reported (GAAP) operating income	$538	$2	$540	$1,092	$9	$1,101
GAAP results include the following:
(1) Favorable impact of the reduction in Lorillard’s MSA payments as a result of the settlement to resolve certain MSA payment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales	(11)	—	(11)	(154)	—	(154)
(2) Estimated costs to comply with or otherwise resolve the U.S. Government Case judgment included in selling, general and administrative expenses	—	—	—	20	—	20

Adjusted (Non-GAAP) operating income	$527	$2	$529	$958	$9	$967

	Three months ended June 30, 2012			Six months ended June 30, 2012
	Cigarettes	Electronic Cigarettes	Total	Cigarettes	Electronic Cigarettes	Total
Reported (GAAP) operating income	$484	$—	$484	$875	$—	$875
GAAP results include the following:
(3) Expenses incurred in conjunction with the acquisition of blu eCigs included in selling, general and administrative expenses	5	—	5	5	—	5
(4) Impact of RJRT adjustments to its 2001—2005 operating income and restructuring charges on Lorillard’s tobacco settlement expense included in cost of sales	—	—	—	7	—	7

Adjusted (Non-GAAP) operating income	$489	$–	$489	$887	$–	$887